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                                                                    EXHIBIT 99.1



                                                                    News Release
FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE


                        MALAN REALTY INVESTORS ANNOUNCES
                NET ASSETS IN LIQUIDATION AT END OF THIRD QUARTER


         BINGHAM FARMS, MICH., NOVEMBER 17, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that net assets in liquidation for the third quarter ended September 30, 2003 increased by $366,000 to $29.0 million from the second quarter ended June 30, 2003.

         As a result of the approval of a plan of complete liquidation by its shareholders, the company adopted the liquidation basis of accounting for all periods beginning after September 30, 2002. On September 30, 2002, in accordance with the liquidation basis of accounting, assets were adjusted to estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Accordingly, Malan no longer reports net income or funds from operations.

         For the third quarter of 2003, operating income, including income from properties and interest expense on corporate and property specific debt, was approximately $2.5 million. The estimated fair value on the remaining properties held for sale increased $1.4 million, based on executed contracts for sale. The realized loss from the sale of assets was approximately $720,000, and the reserve for estimated

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liquidation costs increased approximately $276,000, primarily due to increases in actual legal fees over what was previously projected. A distribution of $2.6 million to shareholders was made September 30, 2003.

         Malan closed on the sales of nine properties during the quarter and four additional properties subsequent to September 30, 2003, at contract prices totaling $71.4 million. The company currently has seven operating properties and one vacant land parcel under contract for $29.3 million and 17 properties under letters of intent for $51.8 million. Certain letters of intent and options to purchase announced previously were terminated or expired without proceeding to contract.

         Malan continues to reduce debt in 2003. During the third quarter, the company retired its $27 million Secured Convertible Notes, paid off its loans with JDI Loans and Cohen Financial and extended its loan with Salomon Brothers Realty Corp for twelve months. The company also entered into a two-year, $20.5 million loan with UBS Warburg Real Estate Investments, collateralized by Bricktown Square in Chicago. Proceeds of the loan were utilized to retire the Convertible Notes. In October 2003, Malan redeemed $10.0 million of its 9.5% Convertible Subordinated Debentures due July 15, 2004. The aggregate principal balance of the Debentures is currently $32.6 million. Subsequent to the end of the quarter, the company announced it is calling $13.0 million in Convertible Subordinated Debentures in December 2003.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 30 properties located in eight states that contains an aggregate of approximately 2.5 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key

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factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.

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